Exhibit 4.1

Dated as of October 29, 2021

iSTAR INC.

4.75% NOTES DUE 2024

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

THIRTY-SIXTH SUPPLEMENTAL INDENTURE

THIRTY-SIXTH SUPPLEMENTAL INDENTURE, dated as of the 29th day of October, 2021, between iSTAR INC., a Maryland corporation (the “Company”), having its principal office at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, with its principal office at 100 Wall Street, 16th floor, New York, New York 10005, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Base Indenture, dated as of February 5, 2001, a form of which is an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-220353), providing for the issuance from time of debt securities of the Company (the “Securities”);

WHEREAS, the Company has heretofore delivered to the Trustee the Thirty-Third Supplemental Indenture to the Base Indenture, dated September 16, 2019 (the “Thirty-Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to provide for the creation and issue of a series of Securities in the initial aggregate principal amount of $775,000,000, designated as the “4.75% Senior Notes due 2024” of the Company (collectively referred to herein as the “Notes”);

WHEREAS, the Company has solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture, pursuant to the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated October 21, 2021 (the “Consent Solicitation”);

WHEREAS, the Company has obtained the requisite consents to the Proposed Amendments to the Indenture set forth in this Thirty-Sixth Supplemental Indenture and the Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Thirty-Sixth Supplemental Indenture;

WHEREAS, the Trustee has received an Officers’ Certificate of the Company and an Opinion of Counsel in accordance with Section 9.06 of the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Thirty-Sixth Supplemental Indenture.

NOW, THEREFORE, the Company and Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

Article I
Definitions and Other Provisions of General Application
Section 1.01.Definitions.  Each capitalized term that is used herein and is defined in the Indenture shall have the meaning specified in the Indenture unless that term is otherwise defined herein.
Section 1.02.References.  Each reference to a particular section set forth in this Thirty-Sixth Supplemental Indenture shall, unless the context otherwise requires, refer to this Thirty-Sixth Supplemental Indenture.
Article II
Amendments to the Indenture
Section 2.01.Introduction of New Definitions to Section 1.01 [Definitions] of the Thirty-Third Supplemental Indenture.  New definitions of “Net Lease Assets” and “Non-Net Lease Assets”

shall be added to Section 1.01 of the Thirty-Third Supplemental Indenture, inserted in alphabetical order, with the text as follows:

“Net Lease Assets” means the Company's and its Subsidiaries' portfolio of direct and indirect interests in net lease assets and the Capital Stock of the Company’s Subsidiaries and other entities the majority of whose assets constitute net lease assets as of September 30, 2021.

“Non-Net Lease Assets” means the assets and properties of the Company and its Subsidiaries, including the Capital Stock of the Company’s Subsidiaries and other entities, as of September 30, 2021, other than the Net Lease Assets.

Section 2.02.Amendment to the definition of Change of Control.  Clause (1) of the definition of “Change of Control” in Section 1.01 of the Thirty-Third Supplemental Indenture shall be amended and restated in its entirety as follows:

“(1)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Non-Net Lease Assets to a Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Supplemental Indenture);”

Section 2.03.Amendment to Section 4.09 [Maintenance of Total Unencumbered Assets] of the Thirty-Third Supplemental Indenture. Section 4.09 of the Thirty-Third Supplemental Indenture shall be amended by changing the reference from "120%" to "130%."
Section 2.04.Amendment to Section 4.10 [Offer to Repurchase Upon Change of Control Triggering Event] of the Thirty-Third Supplemental Indenture.  New subsection (f) shall be added to Section 4.10 of the Thirty-Third Supplemental Indenture, with the text as follows:

“(f)For the avoidance of doubt, any sale or transfer of all or part of the Net Lease Assets in one transaction or series of related transactions shall not be deemed to constitute a Change of Control.”

Section 2.05.Amendments to Section 5.01 [Merger, Consolidation or Sale of Assets] of the Thirty-Third Supplemental Indenture.
(a)The introductory sentence of Section 5.01 of the Thirty-Third Supplemental Indenture shall be amended and restated in its entirety as follows:

“Section 5.01 Merger, Consolidation or Sale of Assets.  The Company shall not, in a single transaction or series of related transactions consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Non-Net Lease Assets whether as an entirety or substantially as an entirety to any Person unless:”

(b)The last paragraph of Section 5.01 in the Thirty-Third Supplemental Indenture shall be amended and restated in its entirety as follows:

“For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets comprising the Non-Net Lease Assets, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.”

Section 2.06.Amendment to Section 5.02 [Successor Corporation Substituted] of the Thirty-Third Supplemental Indenture.  Section 5.02 of the Thirty-Third Supplemental Indenture shall be amended by changing the reference from “assets of the Company” in Section 5.02 of the Indenture to “Non-Net Lease Assets.”:
Section 2.07.Introduction of New Section 5.03 to Article V [Successors] of the Thirty-Third Supplemental Indenture.  A new Section 5.03 shall be added to the Thirty-Third Supplemental Indenture, with text as follows:

“Section 5.03 Sale of Net Lease Assets.  The obligations of the Company under this Article V shall not apply to any sale or transfer of all or part of the Net Lease Assets in one transaction or series of related transactions.”

Article III
Miscellaneous Provisions

The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Thirty-Sixth Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as expressly amended hereby, the Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This Thirty-Sixth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

THIS THIRTY-SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This Thirty-Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

iSTAR INC.

By: /s/ Marcos Alvarado
Name: Marcos Alvarado
Title: President

[Signature Page – Thirty-Sixth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gajendra Hilal
Name: Gajendra Hilal
Title: Vice President

[Signature Page – Thirty-Sixth Supplemental Indenture]